Exhibit 10.1

Repurchase Agreement for the Recycling Economy Project of Datong Coal Mine Tianjian Iron & Steel Co., Ltd.

Party A: Xi’an TCH Energy Technology Co., Ltd

Address: No. 86 of Gaoxin Road, Gaoxin District, Xi’an City

Legal Representative: Ku Guohua

Party B: Datong Coal Mine Tianjian Iron & Steel Co., Ltd.

Address: Gudian County, Nanjiao District, Datong City, Shanxi

Legal Representative: Wang Junli

Whereas: Parties entered into a “Cooperative Agreement for Recycling Economy Project” on December 30, 2010. Party A completed the construction of two 3MW BPRT systems on June 20, 2013 and has operated the systems for nearly two years. And the 15MW waste gas power generation (WGPG) system was completed and accepted by Party B on May 20, 2015. Party A has the ownership of these systems.

After reorganization with Tianjin Construction Materials Group Co., Ltd. in May 2012, Datong Coal Mine Group changed its name to Datong Coal Mine Tianjian Iron & Steel Co., Ltd. The new company intends to change its development strategy, implement technical transformation projects and improve the industrial supply chain within the group . Therefore, Party B would like to repurchase the assets of the two BPRT systems and the WGPG system after the 15MW WGPG system is completed.

Party B notifies Party A that due to reasons described above, it cannot further perform its obligations under the original agreement, and requests to terminate the Cooperative Agreement for Recycling Economy Project entered on December 30, 2010. After negotiation, parties have reached agreement with respect to the termination of original agreement and its related matters as follows:

1. Solutions:

Party A agrees and accepts Party B’s proposal of repurchasing assets of the systems, and is willing to complete the subsequent matters with Party B accordingly.

2. Debt Incurred:

Party B should pay off the balance due to Party A of RMB 1.20 million for the energy saving service fee of BPRT systems for May 2015 within five business days from the signing date of this Agreement.

3. Transfer Price and Payment Method:

Parties have negotiated and determined the recycling economy power generation systems and related assets shall be transferred to Party B for a price of RMB 250 million (RMB 100 million for BPRT systems and RMB 150 million for the WGPG system), and Party B agrees to repurchase the recycling economy power generation systems and related assets at such price.

Payment Method and Schedule

Party B shall pay Party A 60% of the agreed transfer price within 5 business days from the signing date of the Agreement, that is RMB 150 million; Party B shall pay Party A 40% of the agreed transfer price within 15 business days from the signing date of the Agreement, that is RMB 100 million.

4. Content and Method of Assets Delivery

Details of the recycling economy power generation systems and related assets repurchased by Party B from Party A are listed in the exhibit list, including the land leased for the recycling economy power generation system, the ground buildings and its attachments as well as the machinery equipment used in the systems.

The ownership of the recycling economy power generation systems and related assets shall be transferred to Party B with 3 business days upon Party B pays off the transfer price according to the agreed schedule stated in section 3 of the Agreement and representatives of Party A and Party B have completed and signed off to confirm the actual delivery of the transferred assets on the site

Before the actual delivery of the repurchased assets, Party B shall not hinder Party A's management and control over the recycling economy power generation systems and assets through trespassing, damaging, impairing or in any other ways or for any reason; Party A shall not demolish, damage and transfer the recycling economy power generation systems and related assets.

5. Exemption Clause:

After Party B pays off the full transfer price within the agreed date in this Agreement according to section 3 herein, Party A agrees not to take any action against Party B for breach of agreement according to the original “Cooperative Agreement for Recycling Economy Project”.

6. Termination of the Original Cooperative Agreement

The “Cooperative Agreement for Recycling Economy Project” terminates on the date when Party B pays off the full transfer price within the agreed date in this Agreement according to section 3 herein, and both parties will no longer to performan the original Cooperative Agreement.

7. Liability for Breach of the Agreement

If Party B’s failure to pay off the full transfer price within the time agreed in this Agreement, this Agreement is automatically terminated on the due date of the payment. Party A shall still remain the ownership over the recycling economy power generation systems and related assets, and both parties shall continue to perform their respective rights and obligations according to the “Cooperative Agreement for Recycling Economy Project” and assume the corresponding liabilities for breach of the original Cooperative Agreement.

8. Settlement of Disputes

Any dispute over the Agreement may be solved through consultations between parties and if consultations fail, any party may file a lawsuit to the local people’s court where Party A is located.

9. The Agreement takes effect from the date of signing and sealing by Party A and Party B.

10. The Agreement is signed in quadruplicate, and each party holds two copies and they have the same legal effects.

11. Anything not covered in the Agreement shall be further discussed by the parties.

Party A:	Party B:

Representative:	Representative:

Date of Signature:	Date of Signature: